CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
98% Protected Absolute Return Barrier Notes due 2008	$14,098,700.00	$432.83

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 419 to
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated July 24, 2007	Dated November 8, 2007
Rule 424(b)(2)

$14,098,700
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

98% Protected Absolute Return Barrier Notes due May 20, 2009
Based on the Value of the S&P 400® (Midcap) Index
Unlike ordinary debt securities, the notes do not pay interest and do not guarantee a full return of principal at maturity.  Instead, the notes will pay at maturity for each $10 stated principal amount of notes a minimum payment amount of $9.80 plus a supplemental redemption amount that will be paid only if the value of the S&P 400® (Midcap) Index, which we refer to as the index, remains within the index range specified below at all times throughout the term of the notes.  The supplemental redemption amount, if any, will be based on the absolute value of the return of the index multiplied by the leverage factor.  Consequently, you will receive a positive supplemental redemption amount whether the value of the index on the index valuation date, which is May 18, 2009, is higher or lower than the initial index value, as long as the value of the index remains within the index range at all times.  In no event will the payment at maturity be less than the minimum payment amount of $9.80.
•	The stated principal amount and issue price of each note is $10.
•	We will not pay interest on the notes.
•	The minimum payment amount at maturity for each note is $9.80.
•
At maturity, you will receive, for each $10 stated principal amount of notes, the minimum payment amount of $9.80 per note plus a supplemental redemption amount if the value of the index is within the index range at all times during the observation period (see below for more information on the observation period).  The supplemental redemption amount will equal:

➢	if at all times during the observation period the value of the index is within the index range, $10 times the absolute index return times the leverage factor; or
➢	if at any time on any day during the observation period the value of the index is outside the index range, $0.
•	The absolute index return will equal the absolute value of (i) the final index value minus the initial index value, divided by (ii) the initial index value.
➢	The initial index value is 873.26, which is the closing value of the index on the day we priced the notes for initial sale to the public, which we refer to as the pricing date.
➢	The final index value will equal the closing value of the index on the index valuation date.
•	The leverage factor is 125%.
•
The index range includes any value of the index that is (i) greater than or equal to 654.945, which is the initial index value times 75% and (ii) less than or equal to 1,091.575, which is the initial index value times 125%.

•
The observation period is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.

•	The appreciation potential of the notes is limited by the index range and the leverage factor to a maximum payment at maturity of $12.925, or 129.25% of the stated principal amount.
•	If the value of the index is outside the index range at any time on any day, you will receive only the minimum payment amount per note of $9.80 and you will lose money on your investment.
•	Investing in the notes is not equivalent to investing in the index or its component stocks.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617475173.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note	$10	$0.175	$9.825
Total	$14,098,700	$246,727.25	$13,851,972.75

(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes in certain jurisdictions outside the United States, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on appreciations or depreciations in the S&P 400® (Midcap) Index, which we refer to as the index, so long as the index does not trade outside the index range during the observation period.  The supplemental redemption amount, if any, will be based on the absolute return of the index.  Consequently, you will receive a positive supplemental redemption amount whether the value of the index on the index valuation date is higher or lower than the initial index value, as long as the value of the index remains within the index range at all times.

“Standard & Poor’s®,” “S&P®,” “S&P 400®” and “S&P 400® Index” are trademarks of Standard & Poor’s® Corporation and have been licensed for use by Morgan Stanley.

Each note costs $10
We, Morgan Stanley, are offering you 98% Protected Absolute Return Barrier Notes due May 20, 2009, Based on the Value of the S&P 400® (Midcap) Index, which we refer to as the notes.  The stated principal amount of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

Payment at maturity	The Minimum Payment Amount Provides Only 98% Principal Protection

Unlike ordinary debt securities, the notes do not pay interest and do not guarantee a full return of principal at maturity.  Instead, at maturity, for each $10 stated principal amount of notes that you hold, you will receive the minimum payment amount of $9.80 plus a supplemental redemption amount if the value of the index remains within the index range specified below throughout the observation period, as described below.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = minimum payment amount + supplemental redemption amount

The Supplemental Redemption Amount is Linked to Movements in the Index

The supplemental redemption amount will equal:

• if at all times during the observation period the value of the index is within the index range, $10 times the absolute index return times the leverage factor; or

•	if at any time on any day during the observation period the value of the index is outside the index range, $0.

The leverage factor is 125%.

The index range includes any value of the index that is (i) greater than or equal to 654.945, which is the initial index value times 75% and (ii) less than or equal to 1,091.575, which is the initial index value times 125%.  The index range can also be expressed as follows:

index range =

> 654.945 (initial index value x 75%); and

< 1,091.575 (initial index value x 125%)

The observation period is the period of regular trading hours on each index business day on which there is no market disruption event with respect to the index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date, which is May 18, 2009.

The absolute index return is the absolute value of the following formula:

final index value – initial index value initial index value

The initial index value is 873.26, which is the closing value of the index on the pricing date.

The final index value will equal the closing value of the index on the index valuation date.

In no event will the supplemental redemption amount exceed $3.125 because if the final index value is less than 75% or greater than 125% of the initial index value, the index will have moved outside the index range and your supplemental redemption amount will equal $0.  If the index moves outside the index range at any time during the observation period, your payment at maturity will be only the minimum payment amount of $9.80 per note. The notes are designed for investors who are seeking a leveraged positive return if the index appreciates or depreciates sufficiently within a specified period so long as the index does not trade outside that range throughout the observation period.

You can review the historical values of the index in the section of this pricing supplement called “Description of Notes—Historical Information.”  The payment of dividends on the stocks that underlie the index is not reflected in the level of the index and, therefore, has no effect on the calculation of the payment at maturity.

Investing in the notes is not equivalent to investing in the index or its component stocks.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, whether or not the index value has moved outside the index range at any time on any day during the observation period and will calculate the amount payable at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated July 24, 2007.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Description of Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) for a $10 stated principal amount note for a hypothetical range of performance of the index return from -100% to +100% and assumes a hypothetical initial index value of 850, a leverage factor of 125% and an index range which includes all index values greater than or equal to the hypothetical initial index value times 75% and less than or equal to the hypothetical initial index value times 125%.  In this example, the index must move by more than 25% in either direction from the hypothetical initial index value before we would not pay you a supplemental redemption amount.

The following results are based solely on the hypothetical example cited and for the shaded rows, on the assumption that the value of the index has remained within the price range at all times during the observation period.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Index Value	Index Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
1,700.00	100%	$0.00	$9.80	-2%
1,275.00	50%	$0.00	$9.80	-2%
1,062.50	25%	$3.125	$12.925	29.25%
1,020.00	20%	$2.50	$12.30	23%
986.00	16%	$2.00	$11.80	18%
952.00	12%	$1.50	$11.30	13%
918.00	8%	$1.00	$10.80	8%
892.32	4%	$0.50	$10.30	3%
858.50	1%	$0.125	$9.925	-0.75%
850.00	0%	$0.00	$9.80	-2%
841.50	-1%	$0.125	$9.925	-0.75%
816.00	-4%	$0.50	$10.30	3%
782.00	-8%	$1.00	$10.80	8%
748.00	-12%	$1.50	$11.30	13%
714.00	-16%	$2.00	$11.80	18%
680.00	-20%	$2.50	$12.30	23%
637.50	-25%	$3.125	$12.925	29.25%
425.00	-50%	$0.00	$9.80	-2%
0	-100%	$0.00	$9.80	-2%

The supplemental redemption amount, if any, will be based on the absolute value of the performance of the index.  Consequently, you will receive a positive supplemental redemption amount whether the value of the index on the index valuation date is higher or lower than the initial index value, as long as the value of the index remains within the index range at all times.  If the index value at any time during the observation period is outside the index range, you will receive only the minimum payment amount per note of $9.80.

Hypothetical Examples of Amounts Payable at Maturity.

The following examples illustrate how the hypothetical total returns set forth in the table above are calculated.

Example 1:

The level of the index increases by 16% from the hypothetical initial index value of 850 to a final index value of 986, and the level of the index remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =

$10.00 x absolute value of [(986 – 850) / 850] x leverage factor of 125%  =  $2.00

Therefore, the total payment at maturity per note will be $11.80, which is the sum of the $9.80 minimum payment amount and a supplemental redemption amount of $2.00.

Example 2:

The level of the index decreases by 8% from the hypothetical initial index value of 850 to a final index value of 782, and the level of the index remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =

$10.00 x absolute value of [(782 – 850) / 850] x leverage factor of 125%  =  $1.00

Therefore, the total payment at maturity per note will be $10.80, which is the sum of the $9.80 minimum payment amount and a supplemental redemption amount of $1.00.

Example 3:

The level of the index increases by 1% from the hypothetical initial index value of 850 to a final index value of 858.5, and the level of the index remains within the index range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

supplemental redemption amount  =

$10.00 x absolute value of [(858.5 – 850) / 850] x leverage factor of 125%  =  $0.125

Therefore, the total payment at maturity per note will be $9.925, which is the sum of the $9.80 minimum payment amount and a supplemental redemption amount of $0.125.  Accordingly, the payment at maturity will be less than the $10 stated principal amount of the notes even though the index has increased and has remained within the index range at all times during the observation period.

Example 4:

The level of the index moves outside the index range at any time on any day during the observation period.  Because the level of the index has moved outside the index range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only the minimum payment amount of $9.80 per note regardless of the final index value.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and do not pay interest.  The payment you receive at maturity is linked to the movements of the index.  Investing in the notes is not equivalent to investing directly in the index.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes and guarantee only return of 98% of the principal amount at maturity.  Because the supplemental redemption amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security and less than your initial investment in the notes.  The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount based on whether the value of the index remains within the index range throughout the observation period and on the closing value of the index has appreciated or depreciated sufficiently on the index valuation date.

The notes may pay less than the principal amount at maturity
We do not guarantee full return of principal at maturity.  If at any time on any day during the observation period the value of the index is outside the index range, no supplemental redemption amount will be paid and you will receive only the minimum payment amount of $9.80 for each note.  Additionally, even if the value of the index does not move outside the index range at any time during the observation period, if the supplemental redemption amount is less than $0.20, you will receive less than the $10 stated principal amount per note at maturity.

Your appreciation potential is limited
The appreciation potential of the notes is limited by the index range to a maximum payment at maturity of $12.925, or 129.25% of the stated principal amount.  In no event will the supplemental redemption amount exceed $3.125 because if the final index value is less than 75% or greater than 125% of the initial index value, the index will have moved outside the index range and your supplemental redemption amount will equal $0.  See “Hypothetical Payouts on the Notes at Maturity” on PS–6.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

If the index moves outside the index range, the market value of the notes will decrease
If at any time on any day during the observation period the value of the index is outside the index range, the market value of the notes will decline below the stated principal amount and will no longer be linked to the value of the index.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount.

Market price of the notes may be influenced by	Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:
many unpredictable factors
	•	the value of the index at any time,

	•	whether the value of the index has been outside the index range,

	•	the volatility (frequency and magnitude of changes in value) of the index,

	•	interest and yield rates in the market,

	•	the dividend rate on the stocks underlying the index,

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the index or stock markets generally and which may affect the final index value,

	•	the time remaining until the notes mature, and

	•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the value of the index has been outside of the index range or is close to the lower or upper limit of the index range.

You can review the historical values of the index in the section of this pricing supplement called “Description of Notes—Historical Information.” The payment of dividends on the stocks that underlie the index is not reflected in the level of the index and, therefore, has no effect on the calculation of the payment at maturity.

You cannot predict the future performance of the index based on its historical performance. In addition, there can be no assurance that the value of the index will remain within the index range during the observation period. If, at any time on any day during the observation period, the value of the index is outside the index range, you will receive at maturity only the minimum payment amount of $9.80 per note with respect to the notes you hold.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the notes is not equivalent to investing in the index	Investing in the notes is not equivalent to investing in the index or its component stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

Adjustments to the index could adversely affect the value of the notes
Standard & Poor’s Corporation, or S&P®, is responsible for calculating and maintaining the index.  S&P can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the index.  Any of these actions could adversely affect the value of the notes.

S&P may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the notes at maturity will be an amount based on the closing prices on the index valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index last in effect prior to discontinuance of the index.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and whether or not the value of the index is outside the index range at any time on any day during the observation period as well as your payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the value of the notes
MS & Co. and other affiliates of ours have carried out and will carry out hedging activities related to the notes (and possibly to other instruments linked to the index or its component stocks), including trading in the stocks underlying the index as well as in other instruments related to the index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the index and other financial instruments related to the index and the stocks underlying the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could potentially affect the value of the index, whether it is outside the index range at any time and, accordingly, the amount of cash you will receive at maturity.  Additionally, such hedging or trading activities could potentially affect the final index value and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $10 Stated Principal Amount of any of our Protected Absolute Return Barrier Notes Due May 20, 2009, Based on the Value of the S&P 400® (Midcap) Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$14,098,700

Original Issue Date (Settlement Date)	November 16, 2007

Maturity Date
May 20, 2009, subject to extension if the Index Valuation Date is postponed in accordance with the definition thereof.  If the Index Valuation Date is postponed so that it falls less than two scheduled Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Business Day following the Index Valuation Date as postponed.

Observation Period
The period of regular trading hours on each Index Business Day on which there is no Market Disruption Event with respect to the Index, beginning on, and including, the Index Business Day following the Pricing Date and ending on, and including, the Index Valuation Date.

Pricing Date	November 8, 2007, the day we priced the Notes for initial sale to the public.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617475173

Denominations	$10 and integral multiples thereof

Stated Principal Amount	$10 per Note

Issue Price	$10 per Note

Index	S&P 400® (Midcap) Index

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $10 Stated Principal Amount of each Note an amount in cash equal to the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 Stated Principal Amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of

DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount	The Supplemental Redemption Amount will equal:

• if at all times during the Observation Period the Index Value is within the Index Range, $10 times the Absolute Index Return times the Leverage Factor; or

• if at any time on any day during the Observation Period the Index Value is outside the Index Range, $0.

The Calculation Agent will calculate the Supplemental Redemption Amount on the Index Valuation Date.

Minimum Payment Amount	$9.80 per Note.

Leverage Factor	125%.

Index Value
The Index Value at any time on any day during the Observation Period will equal the value of the Index published at such time on such day on Bloomberg page “MID” or any successor page, or in the case of any Successor Index (as defined below), the Bloomberg page or successor page for any such Successor Index.

Index Range	The Index Range includes any value of the Index that is:

(i) greater than or equal to 654.945, which is the Initial Index Value times 75% and

(ii) less than or equal to 1,091.575, which is the Initial Index Value times 125%.

The Index Range can also be expressed as follows:

Index Range =

> 654.945 (Initial Index Value x 75%); and

< 1,091.575 (Initial Index Value x 125%)

Absolute Index Return	The Absolute Index Return is the absolute value of the following formula:

Final Index Value – Initial Index Value Initial Index Value

Initial Index Value	873.26, the Index Closing Value on the Pricing Date.

Index Closing Value
The Index Closing Value on any Index Business Day will equal the closing value of the Index or any Successor Index (as defined below) published at the regular weekday close of trading on that Index Business Day.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Final Index Value	The Index Closing Value on the Index Valuation Date.

Index Valuation Date	The Index Valuation Date will be May 18, 2009, subject to adjustment for Market Disruption Events as described in the following paragraph.

If a Market Disruption Event with respect to the Index occurs on the scheduled Index Valuation Date, or if such Index Valuation Date is not an Index Business Day, the Index Closing Level on such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Final Index Value will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Index Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Index Value on such date in accordance with the formula for calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Index Business Day
Index Business Day means a day, for the Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, and on each exchange on which futures or options contracts related to the Index (or Successor Index) are traded, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, whether or not the Index Value has moved outside the Index Range at any time on any day during the Observation Period, the Payment at Maturity and whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Index:

(i)  the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)  a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes, in each case as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures, options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures, options contracts or exchange traded funds related to the Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures, options contracts or exchange traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange
Relevant Exchange means, with respect to the Index or any Successor Index (as defined below), the primary exchange or market of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index, or any Successor Index, or to any security then included in the Index, or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default	In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the

“Acceleration Amount”) will be equal to $10 plus the Supplemental Redemption Amount, if any, determined as though the Observation Period ended at 4:00 p.m. on the date of acceleration and using the Index Closing Value on the date of such acceleration as the Final Index Value.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of
Calculation
If Standard & Poor’s® Corporation (“S&P”) discontinues publication of the Index and S&P or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Index Business Day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, the Index Valuation Date, any Index Business Day (on which determination need be made as to whether the Index Value is outside of the Index Range) or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  Following any such determination, the Calculation Agent will not compute the Index Value on any Index Business Day and will instead rely on the Index Closing Value as computed by the Calculation Agent for the purpose of determining whether the Index Value is outside the Index Range.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date or during such day on which the Index Closing Value or Index Value, respectively, is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value or Index Values with reference to the Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The S&P 400® (Midcap) Index
The Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 400 companies (the “S&P Midcap Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The “Market Value” of any S&P Midcap Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P Midcap Component Stock. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

The Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 400 S&P Midcap Component Stocks relative to the Index’s base period of June 28, 1991 (the “Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Midcap Component Stocks during the Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the S&P Midcap Component Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require a Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not a Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company change	Add new company Market Value minus old company Market Value	Yes
Rights offering	Price of parent company minus Price of Rights Right Ratio	Yes
Spin-Off	Price of parent company minus Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Midcap Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P Midcap Component Stock and consequently of altering the aggregate Market Value of the S&P Midcap Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P Midcap Component Stock, a new Index Divisor (“New S&P MidCap Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New S&P MidCap Divisor

New S&P MidCap Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.  In this pricing supplement, unless the context requires otherwise, references to the Index will include any Successor Index and references to S&P will include any successor to S&P.

Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2002 through November 8, 2007.  The Index Closing Value on November 8, 2007 was 873.26.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

Please note that the historical values of the Indexin the table below are based on a single closing value published by Bloomberg Financial Markets for each day.  We will not use a single closing value to determine if the Index Value moves outside the Index Range for each Index Business Day.  The applicable Index Values for each Index Business Day will include all values within the range between, and inclusive of, the highest value and the lowest value published for the Index for each Index Business Day.  Use of the daily range of values as opposed to a single closing value increases the chance that the Index Value will move outside the Index Range on any given Index Business Day.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Index Valuation Date.  We cannot give you any assurance that the level of the Index will at all times remain within the Index Range over the term of the Notes so that you will receive any Supplemental Redemption Amount.

	High	Low	Period End
2002
First Quarter	542.72	485.05	541.10
Second Quarter	550.38	479.75	489.52
Third Quarter	478.57	395.44	407.38
Fourth Quarter	450.68	372.88	429.79
2003
First Quarter	446.63	385.18	409.47
Second Quarter	491.64	411.36	480.21
Third Quarter	532.03	481.07	510.42
Fourth Quarter	579.47	521.39	576.01
2004
First Quarter	615.92	575.91	603.56
Second Quarter	616.70	561.57	607.69
Third Quarter	600.09	549.51	593.20
Fourth Quarter	664.50	583.00	663.31
2005
First Quarter	682.42	629.91	658.87
Second Quarter	693.28	627.38	684.94
Third Quarter	725.02	689.88	716.33
Fourth Quarter	749.61	672.12	738.05
2006
First Quarter	792.11	749.02	792.11

	High	Low	Period End
Second Quarter	817.95	716.62	764.87
Third Quarter	770.44	712.86	754.25
Fourth Quarter	820.37	748.13	804.37
2007
First Quarter	867.61	800.40	848.47
Second Quarter	925.90	852.41	895.51
Third Quarter	926.23	819.97	885.06
Fourth Quarter (through November 8, 2007)	917.18	869.90	873.26

The following graph shows the daily intra-day high and low and closing values of the Index from January 1, 2002 through November 8, 2007.  We obtained the information in the graph from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on the Index Valuation Date.  We cannot give you any assurance that the level of the Index will at all times remain within the Index Range over the term of the Notes so that you will receive any Supplemental Redemption Amount.

Performance of the Index – Intra-day Highs and Lows and Closes from January 1, 2002 to November 8, 2007

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original Issue Price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Component Stocks, in futures or options contracts on the Index or on any Component Stocks listed on major securities markets, in exchange traded funds or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Component Stocks, futures or options contracts on the Index or on any Component Stocks listed on major securities markets, exchange traded funds or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Index Valuation Date.  We cannot give any assurance that our hedging activity will not affect the value of the Index and, therefore, such activity may adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement.  The Agent may allow a concession not in excess of $0.175 per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on November 16, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred

Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between S&P and
Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 400 (Midcap) Index, which is owned and published by S&P, in connection with securities, including the Notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 400 (Midcap) Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 400 (Midcap) Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 400 (Midcap) Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 400 (MIDCAP) INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 400 (MIDCAP) INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 400 (MIDCAP) INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO

EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 400 (Midcap)®” and “Standard & Poor’s 400” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) provides a limited exception for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation
Although the matter is not free from doubt, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the discussion set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes –

Optionally Exchangeable Notes” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 4.4798% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $10) consists of a projected amount equal to $10.6934 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2007	$0.0548	$0.0548
January 1, 2008 through June 30, 2008	$0.2252	$0.2800
July 1, 2008 through December 31, 2008	$0.2303	$0.5103
January 1, 2009 through May 20, 2009	$0.1831	$0.6934

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.